Corporate Communications Department-CTW11 PO Box 27131 Raleigh, NC 27611-7131 NEWS RELEASE For Immediate Release Contact: Deanna Hart Barbara Thompson Jan. 16, 2024 Investor Relations Corporate Communications 919-716-2137 919-716-2716 SMITH NAMED CHIEF INFORMATION & OPERATIONS OFFICER AT FIRST CITIZENS BANCSHARES, FIRST CITIZENS BANK RALEIGH, N.C. — First Citizens BancShares, Inc. (“BancShares”) announced today that Gregory L. Smith has joined the company as an executive officer and Chief Information & Operations Officer (CIOO) for BancShares and its subsidiary, First-Citizens Bank & Trust Company (“First Citizens Bank”). In this newly created position on the bank’s executive leadership team, Smith will be responsible for the strategic enablement of technology, operations, cyber and data functions across the enterprise. He will report to Chairman and CEO Frank B. Holding, Jr. “As First Citizens continues to grow and evolve, it’s critical that we enable business capabilities to continue driving excellence and innovation,” Holding said. “Greg has worked in operations, transformation and technology leadership roles at best-in-class organizations, and his extensive background and depth of experience make him well-suited to take on this important role for our company.” Smith joins First Citizens from TD Bank Financial Group in Toronto, Canada, where he worked from 2019 to 2023. Most recently, he served as head of Transformation and Corporate Operations. In this leadership role, he set the vision and built key capabilities to drive end-to-end transformational change. He also was responsible for managing corporate projects and technology platforms. Prior to that role, Smith served as head of North American Contact Centers & ATM Channels and as head of North American Customer Operations for TD Bank Financial Group. Prior to his Canadian assignment, he held various leadership positions at TD Bank, NA in the U.S. (2010-2019), including serving as head of Shared Services from 2014 to 2019, the National Australia Bank in Melbourne, Australia (2006-2010), and General Electric (1990-2006). A graduate of Saint Michael’s College in Colchester, Vt., Smith received bachelor’s degrees in both computer science and business administration. He also earned his MBA from Clarkson University in Potsdam, N.Y. About First Citizens BancShares First Citizens BancShares, Inc. (Nasdaq: FCNCA), a top 20 U.S. financial institution with more than $200 billion in assets, is the financial holding company for First Citizens Bank. Headquartered in Raleigh, N.C., First Citizens Bank has built a unique legacy of strength, stability and long-term thinking that has spanned generations. First Citizens Bank offers an array of general banking services including a network of more than 500 branches and offices in 30 states; commercial banking expertise delivering best-in-class lending, leasing and other financial services coast to coast; innovation banking serving businesses at every stage; and a nationwide direct bank. Discover more at firstcitizens.com. ###